CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 21, 2017, accompanying the financial statements of Insured Municipals Income Trust, Series 689 (included in Invesco Unit Trusts, Municipal Series 1267) as of July 31, 2017, and for the period from August 25, 2016 (date of deposit) through July 31, 2017, and the financial highlights for the period from August 25, 2016 (date of deposit) through July 31, 2017, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-208037) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 21, 2017